Exhibit 99.1

February 12, 2015

To Our Members:

We worked hard in 2014 to serve you well as your member-focused Bank and hope that we met your expectations. More members benefited from our expanded products and community investment activities; we increased our dividend on B1 activity stock; and, most recently, we announced that we are reducing your membership investment requirements. These were just some ways we sought to maximize the benefits of your membership in the Federal Home Loan Bank of Chicago (FHLBC).
Year over year growth in advances was outstanding. Members are increasingly using advances to meet both their short-term liquidity and long-term funding needs. At year-end almost 400 members had advances outstanding totaling $32.5 billion compared to more than 380 members with $23.5 billion advances outstanding at year-end 2013. We believe the $9 billion increase in total borrowings is reflective of the benefits you receive as a member.
Members that actively use the Bank for advances contribute to the health of the entire cooperative. To recognize your contribution, we continued to pay a higher dividend on Class B1 activity stock. The dividend declared per share of Class B1 activity stock increased 25 basis points to an annualized rate of 2.25% for the fourth quarter of 2014 while remaining at 0.50% per share of Class B2 membership stock.
In addition, to reduce the cost of accessing the cooperative for virtually all members, last month the Board of Directors lowered your membership investment requirements in the FHLBC. Previously, the amount of membership stock your institution maintained at the FHLBC depended on which was greater: $10,000 or 1% of your mortgage assets. The Board reduced that requirement at its January meeting; the floor is now the greater of either $10,000 or 0.85% of your mortgage assets. The Board also adjusted the cap on membership stock downward to $75 million. You will see these changes reflected after the annual spring membership recalculation process.
Together these actions signal our resolve to build a capital structure for a member-focused Bank that acknowledges the unique differences in how members use the Bank while providing benefits across the entire membership.

Increasing Access to the Secondary Mortgage Market
Supporting your communities through the Mortgage Partnership Finance® (MPF®) Program is a strategic focus. In 2014, we initiated programs for two products that will provide you with additional outlets and investors for the mortgages you originate and want to sell to the secondary market. MPF DirectTM is designed to help you offer high-balance, fixed-rate loans to your customers while the MPF Government MBSTM product allows the FHLBC to issue securities guaranteed by Ginnie Mae and backed by mortgages originated by you. We are in the final stages of rolling out both products and plan to offer them more widely by the second quarter of 2015. In addition, we plan to continue to enhance our product offerings based on the feedback we have received in order to better meet your needs.

Investing in Your Communities
In 2015, we are celebrating 25 years of the Affordable Housing Program (AHP). Congress created AHP in 1989, and we made our first investments in your communities through you and your partners the following year. In 2014 alone, we awarded $22 million through the competitive AHP to help finance 43 affordable housing projects (1,747 housing units) located primarily in Illinois and Wisconsin. Based on 2014 earnings, the Bank’s 2015 annual AHP contribution is $29 million for competitive AHP and $15 million for our Downpayment Plus® Program.
Also in 2014 we named our first two partners in the Community First® Fund, a $50 million revolving loan fund. Wisconsin Women’s Business Initiative Corporation in Milwaukee is providing lending capital for small business development, including micro loans, and IFF is providing lending capital for affordable housing, supportive housing, and community facilities throughout Illinois and Wisconsin.
Just last month we selected Forward Community Investments (FCI), a community development financial institution located in Madison, WI, as a Community First Fund partner; FCI will use its funding to expand its existing loan fund that provides low-cost, flexible financing to nonprofit organizations that develop affordable housing and community facilities and promote economic and community development. FCI intends to leverage the Community First Fund loan with investments from other organizations, including FHLBC member institutions, to help support community lending projects that address critical needs of communities throughout Wisconsin.
We will keep you posted on the progress of the fund as additional partners are named.

You are the Solution: March Member Meetings
Last month you received an invitation to our member meetings, which we are hosting across Illinois and Wisconsin in March. I hope you can attend one of the five meetings where we will discuss the many ways we serve our members and provide a report on our financial condition. In addition, guest speakers will talk about the effects of the current rate environment and the disciplines of strategy. Please click here to learn more and to register.

2014 Financial Highlights
Selected financial data is below, and attached are the unaudited Condensed Statements of Income and Statements of Condition. We expect to file our 2014 Annual Report on Form 10-K with the Securities and Exchange Commission next month.

•	We recorded net income of $392 million compared to the $343 million in 2013.

•
We recorded other non-interest gain (loss) of $32 million compared to a loss of $1 million for 2013. We incurred losses on early extinguishments of certain higher-cost debt of $118 million during 2013; we had no such losses during 2014. This positive variance was offset partially by the recognition of $27 million in private-label mortgage backed securities litigation settlement awards in 2014, compared to $99 million received from such settlements during 2013.

•
Non-interest expense was $124 million compared to $125 million for 2013. Although we experienced increased operating expenses related to information technology (IT) infrastructure and IT security upgrades, these increases were offset by reductions in legal expenses related to private-label mortgage backed securities litigation.

•	Total investment securities decreased 13% in 2014 to $27.3 billion reflecting our current investment restriction which limits our ability to acquire longer-term investments.

•
Advances outstanding were $32.5 billion, up from the previous year-end level of $23.5 billion. We again offered the popular Reduced Capitalization Advance Program (RCAP), which a record number of members used. RCAP allows members to fund new longer term advances with 2% capital stock instead of 5%. The number of members that participated in RCAP more than doubled to 126 from 56 in 2013. Members borrowed $9 billion in 2014 and $9.5 billion in 2013 through RCAP.

•
MPF loans held in portfolio declined $1.6 billion in 2014 to $6.1 billion. Although the mortgage market was shifting back to a refinance market towards the end of the year, the overall origination volumes for the year were down. MPF Xtra® loan origination volume across all of the Home Loan Banks that offer this product decreased from $4.7 billion during 2013 to $2.0 billion during 2014. MPF Xtra loan volume for Participating Financial Institutions in our district was $975 million in 2014 and $2.2 billion in 2013, representing nearly half of all MPF Xtra loan volume during these two years.

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Total assets were $71.8 billion compared to $68.8 billion at year-end 2013. Advance growth helped offset the declines in investment securities and MPF loans. We anticipate that the overall size of the FHLBC will decrease as MPF loans and investment securities continue to pay down and mature.

•	Letter of Credit (LCs) commitments increased to $3.6 billion from $2.1 billion at year-end 2013. Over 140 members had outstanding LCs up from 114 members in 2013.

•	We remain in compliance with all of our regulatory capital requirements.

Finally, we want to thank you for submitting comment letters to the Federal Housing Finance Agency regarding the Notice of Proposed Rulemaking that would fundamentally alter the membership requirements for the Home Loan Banks. More than 180 institutions from the FHLBC’s district and an additional 1,100 from across the country voiced support for the FHLBank System, and we are grateful that so many of you took action to help us help you.

I hope to see you at one of the March meetings, and thank you for your support and for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends (including enhanced dividends on activity-based capital stock), our ability to implement new MPF products and revised capital plan requirements, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” “MPF Xtra,” “Downpayment Plus,” and “Community First” are registered trademarks of the Federal Home Loan Bank of Chicago. “MPF Direct” and “MPF Government MBS” are trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	December 31, 2014	December 31, 2013	Change
Cash and due from banks	$342	$971	(65)%
Federal Funds sold, securities purchased under agreement to resell, and deposits	5,485	5,050	9%
Investment securities	27,260	31,352	(13)%
Advances	32,485	23,489	38%
MPF Loans held in portfolio, net	6,057	7,695	(21)%
Other	212	240	(12)%
Total assets	$71,841	$68,797	4%

Consolidated obligation discount notes	$31,054	$31,089	—%
Consolidated obligation bonds	34,251	31,987	7%
Subordinated notes	944	944	—%
Other	1,067	1,012	5%
Total liabilities	67,316	65,032	4%

Capital stock	1,902	1,670	14%
Retained earnings	2,406	2,028	19%
Accumulated other comprehensive income	217	67	224%
Total capital	4,525	3,765	20%
Total liabilities and capital	$71,841	$68,797	4%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the years ended December 31,
	2014	2013	Change	2012	Change
Interest income	$1,362	$1,511	(10)%	$1,916	(21)%
Interest expense	(841)	(1,061)	(21)%	(1,344)	(21)%
Reversal of allowance for credit losses	7	2	250%	(9)	122%
Net interest income	528	452	17%	563	(20)%
Other-than-temporary impairment (credit loss)	—	—	—%	(15)	100%
Other non-interest gain (loss)	32	(1)	3,300%	(20)	(95)%
Other community investment	—	50	(100)%	—	—%
Other non-interest expense	(124)	(125)	(1)%	(111)	13%
Assessments	(44)	(33)	33%	(42)	(21)%
Net income	$392	$343	14%	$375	(9)%

Net yield on interest-earning assets	0.74%	0.71%	0.03%	0.84%	(0.13)%

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